Execution Version

NEW JERSEY RESOURCES CORPORATION

2007 Stock Award and Incentive Plan

Restricted Stock Units Agreement

This Restricted Stock Units Agreement (the "Agreement"), which includes the attached “Terms and Conditions of Restricted Stock Units” (the “Terms and Conditions”), confirms the grant on November __, 2016 (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the "Company"), to ("Employee"), under Section 6(e) of the 2007 Stock Award and Incentive Plan (the "Plan"), of Restricted Stock Units, including rights to Dividend Equivalents as specified herein, as follows:

Number of Restricted Stock Units granted:    _________

How Restricted Stock Units Vest:
The Restricted Stock Units, if not previously forfeited, will vest on the dates and as to the number of Restricted Stock Units in the following table provided Employee remains employed by the Company or a Subsidiary from the Grant Date through the Stated Vesting Date:

Stated Vesting Date	Number of Restricted Stock Units that Vest at that Date

October ____, 20__	________
October ____, 20__	________
October ____, 20__	________

In addition, if not previously forfeited, the Restricted Stock Units (i) will become immediately vested in full upon a Change in Control prior to the Stated Vesting Date, if (A) Employee remains employed by the Company or a Subsidiary from the Grant Date through the Change in Control and (B) no provision is made for the continuance, assumption or substitution of the Restricted Stock Units by the Company or its successor in connection with the Change in Control and (ii) will become vested upon the occurrence of certain events relating to Retirement and Termination of Employment prior to the Stated Vesting Date to the extent provided in Section 3 of the attached Terms and Conditions. The terms "vest" and "vesting" mean that the Restricted Stock Units have become earned and payable. If Employee has a Termination of Employment prior to a Stated Vesting Date and the Restricted Stock Units are not otherwise deemed vested by that date, such Restricted Stock Units will be immediately forfeited. Forfeited Restricted Stock Units cease to be outstanding and in no event will thereafter result in any delivery of shares of Stock to Employee.

Settlement:
The Restricted Stock Units, to the extent vested, including Restricted Stock Units credited as the result of Dividend Equivalents to the extent vested, will be settled by delivery of one share of Stock for each Restricted Stock Unit to be settled, as soon as administratively practicable (and no later than sixty (60) days) after the Restricted Stock Units become vested, subject to section 7(c) of the attached Terms and Conditions. Notwithstanding the foregoing, the Committee may determine to permit Employee to elect to defer settlement (or redefer) if such election would be permissible under Section 11(k) of the Plan and Code Section 409A. In addition to any applicable requirements under Code Section 409A, any such deferral election shall be made only while Employee remains employed and at a time permitted under Code Section 409A. The form under which an election is made shall set forth the time and form of payment of such amount deferred. Any amount deferred shall be subject to a 6 month delay upon payment if required under Section 11(k)(i)(F) of the Plan. Any elective deferral will be subject to such additional terms and conditions as the Vice President and Chief Human Resources Officer, or the officer designated by the Company as responsible for administration of the Agreement, may reasonably impose.

The Restricted Stock Units are subject to the terms and conditions of the Plan and this Agreement, including the attached Terms and Conditions deemed a part hereof. The number of Restricted Stock Units and the kind of shares deliverable in settlement and other terms and conditions of the Restricted Stock Units are subject to adjustment in accordance with Section 4(b) of the attached Terms and Conditions and Section 11(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) Restricted Stock Units are nontransferable, except as provided in Section 2 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Restricted Stock Units are subject to forfeiture in the event of Employee's Termination of Employment in certain circumstances prior to vesting, as specified in Section 3 of the attached Terms and Conditions, and (iii) sales of the shares of Stock following vesting and settlement of the Restricted Stock Units will be subject to the Company's policy regulating trading by employees.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

EMPLOYEE                        NEW JERSEY RESOURCES CORPORATION

            By:_________________________
[Employee Name]                     [Name]
[Title]

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Restricted Stock Units granted to Employee by NEW JERSEY RESOURCES CORPORATION (the "Company"), and Restricted Stock Units resulting from Dividend Equivalents (as defined below), if any, as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Restricted Stock Units, including the number granted, vesting date(s) and settlement times, are set forth on the preceding pages, which is an integral part of this Agreement.

1.    General.

(a)    The Restricted Stock Units are granted to Employee under the Company's 2007 Stock Award and Incentive Plan (the "Plan"), a copy of which has been previously delivered to Employee and/or is available upon request to the Human Resources Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of Restricted Stock Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations relating to the Plan and grants thereunder of the Leadership Development and Compensation Committee of the Company's Board of Directors (the "Committee") made from time to time.

(b)    Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Restricted Stock Units then credited to Employee hereunder as the result of such grant of Restricted Stock Units and any crediting of additional Restricted Stock Units to Employee pursuant to dividends paid on shares of Stock under Section 4 hereof (“Dividend Equivalents”).

2.    Nontransferability. Until such time as the Restricted Stock Units are settled by delivery of Stock in accordance with this Agreement, Employee may not transfer Restricted Stock Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan. This restriction on transfer precludes any sale, assignment, pledge, or other encumbrance or disposition of the Restricted Stock Units (except for forfeitures to the Company).

3.    Termination Provisions. The following provisions will govern the vesting and forfeiture of the Restricted Stock Units that are outstanding at the time of Employee's Termination of Employment (as defined below) (i) by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below), in either case during the CIC Protection Period (as defined below), or (ii) due to death or Disability (as defined below) or (iii) when Employee is or becomes eligible to terminate employment due to Retirement (as defined below), unless otherwise determined by the Committee (subject to Section 8(a) hereof):

(a)    Death, Disability or Retirement. In the event of Employee's Termination of Employment due to death or Disability, a Pro Rata Portion of the outstanding Restricted Stock Units, to the extent not vested previously, will vest immediately. In the event Employee is or becomes eligible to terminate employment due to Retirement, a Monthly Pro Rata Portion of the outstanding Restricted Stock Units will vest (i) at the time the Employee first becomes eligible to terminate employment due to Retirement (if after the Grant Date) and (ii) at the end of each calendar month (after the Grant Date) following the time the Employee is or becomes eligible to terminate employment due to Retirement and coinciding with or preceding the Employee’s Termination of Employment. Any portion of the outstanding Restricted Stock Units not vested at the date of Termination of Employment will be forfeited.

(b)    Termination by the Company or by Employee. In the event of Employee’s Termination of Employment by the Company without Cause within the CIC Protection Period and other than for Disability, or by Employee for Good Reason within the CIC Protection Period, a Pro Rata Portion of the outstanding Restricted Stock Units, to the extent not previously vested, will vest at the time of Employee’s Termination of Employment. In the event of Employee's Termination of Employment (i) by the Company for Cause, (ii) by the Company for any reason other than Disability prior to or after the CIC Protection Period, (III) by Employee (other than for Good Reason or upon a Retirement), or (iv) by Employee (other than for a Retirement) before or after the CIC Protection Period, the portion of the outstanding Restricted Stock Units not vested at the date of Termination of Employment will be forfeited.

(c)    Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)    “Cause” has the same definition as under any employment or similar agreement between the Company and Employee or, if no such agreement exists or if such agreement does not contain any such definition, Cause means (i) Employee’s conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (ii) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with his or her employment which has had a significant adverse effect on the business of the Company and its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interest of the Company, or (iii) repeated material violations by Employee of the duties and obligations of Employee’s position with the Company which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to the Company’s business or reputation.

(ii)    “CIC Protection Period” means the two-year period beginning on the date of a Change in Control and ending on the day before the second annual anniversary of the date of the Change in Control.

(iii)    "Disability" means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee's disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(iv)    “Good Reason” has the same definition as under any employment or similar agreement between the Company and Employee; but, if no such agreement exists or if any such agreement does not contain or reference any such definition, Good Reason shall not apply to the Employee for purposes of this Agreement.

(v)    “Monthly Pro Rata Portion” means, for each tranche of Restricted Stock Units (A) at the time the Employee first becomes eligible to terminate employment due to Retirement (if after the Grant Date), a fraction the numerator of which is the number of days that have elapsed from first day of the Company’s fiscal year which includes the Grant Date to the end of the calendar month coinciding with or immediately preceding the time the Employee first becomes eligible to terminate employment due to Retirement (if after the Grant Date) and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche and (B) after the Employee is or first becomes eligible to terminate employment due to Retirement, a fraction the numerator of which is the number of days that have elapsed from the end of the immediately preceding calendar month with respect to which a Monthly Pro Rata Portion of the Restricted Stock Units vested (or, if none, the first day of the Company’s fiscal year which includes the Grant Date) and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche.

(vi)    "Pro Rata Portion" means, for each tranche of Restricted Stock Units, a fraction the numerator of which is the number of days that have elapsed from the first day of the Company’s fiscal year which includes the Grant Date to the date of Employee's Termination of Employment and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche. A "tranche" is that portion of the Restricted Stock Units that have a unique Stated Vesting Date.

(vii)    “Retirement” means the Employee has attained age 65, or age 55 with 20 or more years of service.

(viii)    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(ix)    "Termination of Employment" and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary of the Company and is not serving as a non-employee director of the Company or a Subsidiary of the Company.

(e)    Termination by the Company for Cause. In the event of Employee’s Termination of Employment by the Company for Cause, the portion of the then-outstanding Restricted Stock Units not vested prior to such time will be forfeited immediately upon notice to Employee that the Company is terminating the Employee’s employment for Cause.

4.    Dividend Equivalents and Adjustments.

(a)    Dividend Equivalents. Dividend Equivalents will be credited on Restricted Stock Units (other than Restricted Stock Units that, at the relevant record date, previously have been settled or forfeited) and deemed converted into additional Restricted Stock Units. Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash Dividend Equivalents rather than additional Restricted Stock Units) for administrative convenience:

(i)    Cash Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional Restricted Stock Units shall be credited to Employee’s Account as of the payment date of such cash dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date of such dividend or distribution multiplied by the amount of cash paid per share of Stock in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii)    Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional Restricted Stock Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date for such dividend or distribution.

(iii)    Share Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional Restricted Stock Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b)    Adjustments. The number of Restricted Stock Units credited to Employee’s Account shall be appropriately adjusted in order to prevent dilution or enlargement of Employee’s rights with respect to Restricted Stock Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Restricted Stock Units credited to Employee in connection with such event under Section 4(a) hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in ASC Topic 718, which affects the shares of Stock, Employee shall have a legal right to an adjustment to Employee’s Restricted Stock Units which shall preserve without enlarging the value of the Restricted Stock Units, with the manner of such adjustment to be determined by the Committee in its discretion. All adjustments will be made in a manner as to maintain the Restricted Stock Units' exemption from Code Section 409A or, to the extent Code Section 409A applies, to comply with Code Section 409A. Any adjustments shall be subject to the requirements and restrictions set forth in Section 11(c) of the Plan.

(c)    Risk of Forfeiture and Settlement of Restricted Stock Units Resulting from Dividend Equivalents and Adjustments. Restricted Stock Units which directly or indirectly result from Dividend Equivalents on or adjustments to Restricted Stock Units granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Restricted Stock Units with respect to which the Dividend Equivalents or adjustments related and will be settled at the same time as such related Restricted Stock Units.

5.    Other Terms of Restricted Stock Units.

(a)    Voting and Other Shareholder Rights. Employee shall not be entitled to vote Restricted Stock Units on any matter submitted to a vote of holders of Common Stock, and shall not have any other rights of a shareholder of the Company, unless and until the Restricted Stock Units are settled as described in the Agreement.

(b)    Consideration for Grant of Restricted Stock Units. Employee shall not be required to pay cash consideration for the grant of the Restricted Stock Units and Dividend Equivalents, but Employee's performance of services to the Company prior to the settlement of the Restricted Stock Units shall be deemed to be consideration for this grant of Restricted Stock Units and Dividend Equivalents.

(c)    Insider Trading Policy Applicable. Employee acknowledges that sales of shares resulting from Restricted Stock Units that have been settled will be subject to the Company's policies governing the purchase and sale of Company securities.

(d)    Certificates Evidencing Restricted Stock Units. On the date any Restricted Stock Units subject to this Agreement are to be settled (the “Payment Date”), such Restricted Stock Units shall be settled by the Company delivering to the Employee, a number of shares of Stock equal to the number of shares of Restricted Stock Units that are to be settled upon that Payment Date, subject to any applicable withholding requirements described below. The Company shall issue the shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Employee. Delivery of any certificates will be made to the Employee’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. The Company shall pay fractional Restricted Stock Units in cash, subject to any applicable withholding requirements described below. Neither the Employee nor any of the Employee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units and Dividend Equivalents that are so paid.

6.    Employee Representations and Warranties and Release. As a condition to settlement of the Restricted Stock Units to Employee that vest upon Termination of Employment, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, and (ii) to execute a release from claims against the Company arising at or before the date of such release, in such form as may be specified by the Company, and not revoke such release prior to the expiration of any applicable revocation period, all within thirty (30) days after Termination of Employment.

7.    Miscellaneous.

(a)    Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock Units, and supersedes any prior agreements (either verbal or written) or documents with respect to the Restricted Stock Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Restricted Stock Units shall be valid unless expressed in a written instrument executed by Employee.

(b)    No Promise of Employment. The Restricted Stock Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)    Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)    Mandatory Tax Withholding. Unless otherwise determined by the Committee, or unless Employee has elected at least 90 days prior to payout to satisfy the tax obligations in cash by other means, at the time of payment of the Restricted Stock Units to Employee, the Company will withhold first from any cash payable and then from any Shares deliverable, in accordance with Section 11(d)(i) of the Plan, the number of Shares having a value nearest to, but not exceeding, the minimum amount of income and employment taxes required to be withheld under applicable local laws and regulations (after withholding of any cash payable hereunder), and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon payment of the Retention Award.

(e)    Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Services, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(f)    Compliance with Code Section 409A. Other provisions of this Agreement notwithstanding, if Restricted Stock Units constitute a "deferral of compensation" under Section 409A of the Code (“Code Section 409A”) as presently in effect or hereafter amended (i.e., the Restricted Stock Units are not excluded or exempted under Code Section 409A or a regulation or other official governmental guidance thereunder; Note: an elective deferral would cause the Restricted Stock Units, if not already, to be a deferral of compensation subject to Code Section 409A after the deferral), such Restricted Stock Units shall be subject to the additional requirements set forth in Section 11(k) of the Plan.